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Exhibit 16.1




June 30, 1999

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 10549

Gentlemen:

We have read Item 4 of the Form 8-K dated June 30, 1999 of Quidel Corporation and are in agreement with the statements contained in paragraphs 4a (i), (ii),
(iv) and (v) on page 3 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,



Ernst & Young LLP